EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Trust Licensing, Inc. of our report dated February 7, 2005 on the consolidated financial statements of Trust Licensing, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003.





SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 15, 2005